Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 of Agree Realty Corporation of our report dated March 9, 2012 (except for Notes 4 and 16, as to which the date is September 25, 2012), relating to the consolidated financial statements, the financial statement schedule and the effectiveness of internal control over financial reporting, which appears in the Current Report on Form 8-K of Agree Realty Corporation dated September 25, 2012. We also consent to the incorporation by reference of our reports dated September 25, 2012, relating to the statement of revenue and certain expenses of the Portland, Oregon Property and Tri-State Properties for the year ended December 31, 2011, and the Roseville, California Property, the Salt Lake Property, and Leawood Property for the year ended December 31, 2010, which appear in the Current Report on Form 8-K of Agree Realty Corporation dated September 25, 2012. We also consent to the reference of our firm under the caption “Experts” on page 51 of the Registration Statement.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Chicago, Illinois

September 25, 2012